AMENDMENT TO INVESTMENT SUB ADVISORY AGREEMENT

This Amendment, effective April 30, 2011, is entered into by and between Martin Currie, Inc. and Calvert Investment Management, Inc.

WHEREAS, on December 11, 2009, Martin Currie, Inc., as the investment sub-advisor to the Calvert International Equity Fund (the “Fund”), and Calvert Asset Management Company, Inc., as the investment adviser to the Fund, a series of Calvert World Values Fund, Inc., entered into an investment sub advisory agreement (“Agreement”); and

WHEREAS, effective April 30, 2011, Calvert Asset Management Company, Inc. changed its name to “Calvert Investment Management, Inc.”;

NOW, THEREFORE, it is hereby agreed that the Agreement is revised to reflect this name change of the investment adviser to “Calvert Investment Management, Inc.”

Date: April 30, 2011

Martin Currie, Inc.

By: __________________________________

Name: _______________________________

Title: ________________________________

Calvert Investment Management, Inc.

By: __________________________________

Name: William M. Tartikoff

Title: Senior Vice President and Secretary